VOTE BY PHONE CONFIRMATION LETTER
(WRITTEN)

VOTE CONFIRMATION

(Shareholder name & address of record)

PUTNAM MASTER INTERMEDIATE INCOME TRUST
Meeting of Shareholders December 18, 1997
Account:
Shares:

Votes Received:     (list proposal as on proxy card)

                    (FOR)  (AGAINST)  (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and in any event no later than 5:00 P.M. Eastern Daylight Time, on December 17, 1997.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)
Vote-By-Phone Solicitation Script for
Putnam Master Intermediate Income Trust

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening.  May I please speak with
(name of shareholder)?
I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Master Intermediate Income Trust for which you recently received a combined prospectus/proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that we have not yet received your proxy card. Do you have any questions regarding the proposals being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposals, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

I will now paraphrase the proxy card so that you can provide us with your voting instructions. The proxy card generally states the following:

By authorizing your shares to be voted at the meeting you are appointing George Putnam, Hans H. Estin, and Robert E. Patterson, and each of them separately, as proxies, with the power of substitution, and authorizing them to represent and vote your shares at the meeting of shareholders of Putnam Master Intermediate Income Trust on December 18, 1997 at 2:00 p.m., Boston time, and at any adjournments thereof.

When properly authorized, this proxy will be voted in the manner directed by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxy card requests your vote on the following three proposals.

1. The Trustees are recommending a vote in favor of Proposal 1. That Proposal is to:

     Approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets of Putnam
Intermediate Government Income Trust (which we'll call the
"Government Fund") to Putnam Master Intermediate Income
Trust (which we'll call the "Master Fund") in exchange for shares of the Master Fund and the assumption by the Master
Fund of all of the liabilities of the Government Fund, and the distribution of such shares to the shareholders of the Government Fund in complete liquidation of the Government
Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

2. The Trustees are recommending a vote in favor of Proposal 2, for fixing the number of Trustees and electing all of the nominees.

The nominees are:

     J.A. Baxter, H.H. Estin, J.A. Hill, R.J. Jackson, P.L. Joskow, E.T. Kennan, L.J. Lasser, J.H. Mullin, III, R.E. Patterson, D.S. Perkins, W.F. Pounds, G. Putnam, G. Putnam, III, A.J.C Smith, W.T. Stephens, and W.N. Thorndike.

How would you like to vote on this proposal? Would you like to fix the number of Trustees at 16 and vote for all nominees, or would you like to withhold authority to vote for all nominees? You may also vote for some nominees while voting against others. If you would like to withhold authority to vote for certain of the nominees, please state those nominees' names now.

Thank you.




3. The Trustees are recommending a vote in favor of Proposal 3. That proposal is to ratify the selection of Coopers & Lybrand L.L.P as the independent auditors of the Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions on the proposals:

You:

1. (Voted for, Voted against, Abstained from) the proposal to approve the Agreement and Plan of Reorganization.

2.  (Voted for the proposal for fixing the number of
Trustees at 16 and electing all of the nominees, Withheld
authority to vote for all nominees, Voted for all nominees
except withholding authority to vote for        )

3. (Voted for, Voted against, Abstained from) the proposal to ratify the selection of Coopers & Lybrand L.L.P as the independent auditors of the Fund.

Is this correct?

Thank you.

We will be sending you a written confirmation of your vote.
Please call us if the information on the confirmation is incorrect.
Q&A for Putnam Master Intermediate Income Trust

On or about October 31, 1997, a combined prospectus/proxy statement was sent to shareholders of Putnam Master
Intermediate Income Trust. Listed below are answers to the questions and concerns shareholders are likely to have regarding proposal No. 1, the combination of Putnam
Intermediate Government Income Trust into Putnam Master
Intermediate Income Trust, followed by answers and information regarding each issue.

1.  What is being proposed?

The Trustees are recommending that shareholders approve the combination of Putnam Intermediate Government Income Trust with Putnam Master Intermediate Income Trust. Your fund's investment objectives and policies will not be affected.
Your fund will, however, grow significantly in size.

Putnam Master Intermediate Income Trust will acquire all of the assets of Putnam Intermediate Government Income Trust in exchange for shares of Putnam Master Intermediate Income Trust and for the assumption by Putnam Master Intermediate Income Trust of all of the liabilities of the Putnam Intermediate Government Income Trust. Shares of Putnam Master Intermediate Income Trust will not be affected by the transaction.

2.  Why are the Trustees proposing the transaction?

After a series of meetings held earlier this year, the Trustees concluded that it would be in the best interests of Putnam Intermediate Government Income Trust to add the capability to invest significantly in the high yield sector. This decision was based, in part, on a comparison of the performance of Putnam Intermediate Government Income Trust to funds such as Putnam Master Intermediate Income Trust which have the capability to invest significantly in the high yield sector. The Trustees also decided that, in light of the substantial similarity of Putnam Intermediate Government Income Trust and Putnam Master Intermediate Income Trust, it was in the interests of both funds' shareholders to consolidate the operations of the two funds rather than operating them in parallel fashion.

The acquisition of the assets of Putnam Intermediate Government Income Trust will create a substantially larger fund of approximately $873 million in assets, as compared to the fund's current size of approximately $338 million assets. The Trustees believe that a larger fund offers the prospect of a lower expense ratio. In addition, the Trustees believe that a larger fund may result in increased liquidity for shareholders through the substantial increase in the number of shares outstanding. This may in turn attract greater investor interest and lead to lower share trading discount levels in the market price of your fund's shares, although no assurances can be given in this regard since discount levels appear to be influenced by many factors.

3.  What will happen to my shares of Putnam Master
Intermediate Income Trust?

If the combination is approved, your shares will not be affected by the transaction, but will represent interests in a substantially larger fund pursuing the same investment objectives and policies.

4. Why is a shareholder vote on this proposal being solicited at this time?

Although this transaction will not change the objectives or policies of your fund in any way, we are required by the Rules of the New York Stock Exchange to solicit your vote in this matter.

The shareholders of Putnam Intermediate Government Income
Trust approved the transaction on October 9, 1997.

5.  When would the combination occur?

If approved by shareholders at the December 18, 1997 meeting, it is expected that the combination would occur on or about January 26, 1998.

6.  What is Putnam Intermediate Income Trust?

Putnam Intermediate Government Income Trust is a closed-end investment company with the same Trustees and investment adviser as your fund. As of September 30, 1997, it had $535 million in assets. Putnam Intermediate Government Income Trust invests in the U.S. government and foreign government sectors of the fixed income securities markets. Unlike Putnam Master Intermediate Income Trust, Putnam Intermediate Government Income Trust does not invest in the high yield sector.

Since the assets of Putnam Intermediate Government Income Trust will be repositioned in connection with the transaction to reflect the policies of Putnam Master Intermediate Income Trust and the combined fund will operate under Putnam Master Intermediate Income Trust's policies, the policies of Putnam Intermediate Government Income Trust are not relevant to the operations of Putnam Master Intermediate Income Trust after the transaction.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the transaction?

The funds currently have the same management fee rates, Putnam Master Intermediate Income Trust currently has higher management fees and total fund operating expenses due to asset size. The combined fund is expected to have lower management fees and total fund operating expenses than are currently being paid by either fund.

8. What are the federal income tax consequences of the proposed transaction?

For federal income tax purposes, no gain or loss will be recognized by either fund or its shareholders as a result of the transaction.

9.  Will my dividend be affected by the transaction?

The transaction will not result in a change in the dividend policy or any immediate change in dividend payments of Putnam Master Intermediate Income Trust. Over the longer term the level of dividends will depend on market conditions and the ability of Putnam Investment Management, Inc., the investment adviser to Putnam Master Intermediate Income Trust, to invest the fund's assets, including those received in the transaction, in securities meeting Putnam Master Intermediate Income Trust's investment guidelines with the same or greater level of income as the current investments of the fund.

10. Will the transaction effect the procedures for purchasing and selling shares?

No. The procedures for purchasing and selling shares of each fund are identical and will remain unchanged. As closed-end funds, the funds do not redeem outstanding shares or continuously offer shares. The funds' shares currently may be bought and sold at prevailing market prices on the New York Stock Exchange. Shares may also be purchased through each fund's dividend reinvestment plan. The Master Fund will apply to list the shares to be issued to Putnam Intermediate Government Income Trust shareholders on the NYSE. It is a condition to the closing of the transaction that the additional shares be accepted for listing.

11. Will these transactions affect the discount on my shares?

In recent years, shares of Putnam Master Intermediate Income Trust have traded at a discount. While discount levels appear to be influenced by many factors and no assurances can be given in this regard, the increased liquidity expected to result from a substantially larger fund could help reduce future discount levels. Increased liquidity may result from the substantial increase in the number of shares outstanding, which may attract greater investor interest and in turn lead to lower share trading discount levels in the market price of Putnam Master Intermediate Income Trust's shares.

12. How will I be notified of the outcome of the transaction?

If the proposed transaction is approved by shareholders, you will receive confirmation after the reorganization is completed. If the transaction is not approved, you will be notified, and the results of the meeting will be provided in the next annual report of Putnam Master Intermediate Income Trust.